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                                                                     EXHIBIT 5.2


                        [Otten, Johnson, Robinson, Neff &
                           Ragonetti, P.C. Letterhead]

                                 April 26, 1999

StarTek, Inc.
111 Havana Street
Aurora, Colorado  80010

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,075,000 shares of the common stock of StarTek, Inc., a Delaware corporation (the "Company"), par value $0.01 per share (the "Shares"), to be issued by the Company upon the exercise of certain options granted pursuant to the StarTek, Inc. Stock Option Plan and the StarTek, Inc. Director Stock Option Plan (collectively, the "Plans"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), proposed to be filed with the Securities and Exchange Commission on April 26, 1999, you have requested our opinion set forth below.

                  We have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

                  We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

                  Subject to the foregoing and in reliance thereon, in our opinion:

                  1. The Shares have been duly authorized by all necessary corporate action on the part of the Company and; upon (i) payment for and delivery of the Shares as contemplated in the Registration Statement and the Plans (including any option agreements governing the terms of exercise of the options), (ii) the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, and (iii) the Registration Statement becoming effective under the Securities Act of 1933, the Shares will be validly issued, fully paid, and non-assessable.

                  2. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,


                            /s/ Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
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                            OTTEN, JOHNSON, ROBINSON, NEFF & RAGONETTI, P.C.